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Exhibit 99

Contact Information:
Amerityre Corporation
David P. Martin
702-293-1930 x 121

ACE PRODUCTS POSTPONES COMPLETION OF PROPOSED LICENSE TRANSACTION

Boulder City, NV, Sept 19/PRNewswire-FirstCall/- Amerityre Corporation (OTC Bulletin Board: AMTY). Amerityre Corporation ("Amerityre") announced today that ACE Products, LLC ("ACE") has postponed entering into a proposed license transaction with Amerityre.

Under the terms of a non-binding Memorandum of Understanding between Amerityre and ACE, executed in August 2005, definitive agreements were to be executed no later than September 16, 2005. ACE has requested the postponement of the execution of the definitive agreements in order to provide ACE additional time to complete an assessment for the integration of products utilizing Amerityre's technology into the ACE product line.

ACE, headquartered in Newport, Tennessee, has three full-service manufacturing facilities in the United States, as well as a new facility in China, that provide manufacturers with a full line of semi-pneumatic rubber tires, solid and filled rubber tires and plastic wheel assemblies for light-duty and heavy-duty applications.

Established in 1995, Amerityre has been actively involved in the development of proprietary technologies for manufacturing Flatfree tires for bicycles, wheelbarrows, hand trucks and lawn and garden products from closed-cell polyurethane foam. Amerityre is also actively engaged in the development of additional proprietary technology to produce polyurethane elastomer tires for passenger car and other highway applications.

For more information on Amerityre, visit its website at www.amerityre.com.

Certain information contained in this press release may constitute forward-looking statements. Such statements are made based upon current expectations that are subject to risk and uncertainty. Amerityre does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information. The completion of the proposed transaction and the terms thereof are subject to a number of factors, including Ace's assessment of the business prospect and receipt of acquisition financing, as well as the negotiation and execution of definitive agreements.